UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(RULE 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of

the Securities Exchange Act of 1934

(Amendment No. )

Filed by the Registrant ☒

Filed by a Party other than the Registrant ☐

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐	Definitive Proxy Statement

☒	Definitive Additional Materials

☐	Soliciting Material Pursuant to §240.14a-12

KKR Credit Opportunities Portfolio

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(l) and 0-11.

☐	Fee paid previously with preliminary materials.

☐

Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11 (a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

Good morning,

We want to make you aware that any of your clients invested in KKR Credit Opportunities Portfolio (KCOP) will soon be mailed a proxy notification. This notification seeks shareholder approval to pursue certain changes to KCOP’s repurchase policy and investment management agreement, in connection with the Fund’s shift to focus primarily on Asset-Based Finance (ABF) related investments. Based on the results of the proxy, this decision will be finalized at the virtual shareholder meeting scheduled for August 25, 2025.

Your client’s vote is very important to us, and we kindly ask that you please encourage your client to vote, regardless of whether they plan to attend the meeting.

Investors can vote one of the following ways:

1)	Website: Visit www.proxyvote.com, enter the control number found on the proxy card included in the mailed notification, and follow the online instructions.

2)	Mailing: Complete the proxy card received in the mail and return the signed card in the postage-paid envelope provided.

3)	Phone – Automated Line: Call the toll-free number indicated on the proxy card (1-800-690-6903), enter the control number found on the card, and follow the recorded instructions.

4)

Phone – Live Representative: To cast their vote via live representative, please call Broadridge, the proxy solicitor for the Fund, toll-free at 1-844-202-6602 (Monday through Friday, 9:00 a.m. to 10:00 p.m. Eastern Time).

Please note that each investor has been assigned a unique control number, which is included in the mailed proxy materials. This number is required for investors to cast their vote. Broadridge and KKR can only share the unique control number directly with the client, and advisors are not authorized to vote on behalf of clients.

If you have any questions or if you would like to get more information on the proxy vote, please let me know or reach out directly to the KKR Wealth Investor Relations team at 1-888-920-1959, Option 1.

Thank you,

[Relationship Manager]

For Financial professionals / Institutional use only

Please refer to https://www.kkr.com/email-disclaimer for important disclosures regarding this electronic communication. KKR uses your personal information in accordance with its privacy notices, which can be found on www.kkr.com.

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